EXHIBIT 1

CUSIP No. 29076N 10 7

JOINT FILING AGREEMENT

Dated as of May 5, 2003

     This will confirm the agreement by and among all the undersigned that the Schedule 13D filed on or about this date and any amendments thereto (the “Schedule 13D”) with respect to beneficial ownership by the undersigned of shares of the Common Stock, par value $0.001 per share, of eMagin Corporation is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Act”). Each of the undersigned persons hereby disclaims being a member of a group and also disclaims beneficial ownership of the securities in eMagin Corporation beneficially owned and/or held by the other person. The information set forth in the Schedule 13D shall not be deemed an admission by either of the undersigned persons that such person is a member of a group or that such person is the beneficial owner of securities beneficially owned and/or held by the other undersigned person for purposes of Sections 13(d) and 13(g) of the Act or any other purpose.

     This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of date first written above.

STILLWATER LLC
By:	/s/ Mortimer D.A. Sackler
	Name:	Mortimer D.A. Sackler
	Title:	President

GINOLA LIMITED
By:	/s/ Emma de Ste. Croix
	Name:	Emma de Ste. Croix
	Title:	Alternate Director